Exhibit 10.14

TODD FRUCHTERMAN (“Executive”) and BUTTERFLY NETWORK, INC. (the “Company”)
EMPLOYMENT TERM SHEET

This Employment Term Sheet is intended to summarize the preliminary, principal terms of a proposal by the Company to employ Executive as its Chief Executive Officer. This term sheet is binding on the parties and will be effective and enforceable pending the negotiation and execution of definitive documents between the parties.

Title:	Chief Executive Officer
Reporting Relationship:	Reports to Board of Directors (the “Board”)
Duties, Authorities Responsibilities:	Commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company may designate from time to time that are not inconsistent with Executive’s position. Executive shall devote his best efforts and substantially all of his business time to the performance of his duties as CEO.
Director:	During the Term, the Company will propose to the shareholders of the Company the election and reelection of Executive as a member of the Board. Executive will be provided indemnification commensurate with the indemnification provided to other directors.
Term:	Employment as the Company’s Chief Executive Officer will begin upon execution of a definitive employment agreement or upon a mutually agreed upon later start date (the “Effective Date”) and will continue “at will” unless and until terminated by either party in accordance with the “Termination” provisions set forth below.
Compensation:

Base Salary: $750,000 per annum, payable according the Company’s customary payroll practices. Executive will be eligible for a reasonable annual growth in compensation under the oversight and judgment of the Compensation Committee and the approval of the Board of Directors.

Annual Bonus: Target bonus equal to 100% of the then-current Base Salary based on performance metrics determined by the Board after consultation with Executive. The Annual Bonus will scale based on exceeding or partially achieving annual performance metrics, subject to a cap of 200% of the then-current Base Salary.

Reimbursement Bonus. The Company will pay to Executive a Reimbursement Bonus having a net, after tax amount after withholding and payroll tax equal to $1,583,000 within five (5) business days of the Effective Date, which net amount Executive will use to repay his existing legal obligation to his current employer. The Executive will file with the applicable federal and state taxing authorities for all appropriate refunds in connection with the repayment of his obligation and the resulting reduction in his 2020 gross income as a result of the repayment to his current employer and will pay all such reimbursements not otherwise payable to his current employer over to the Company. Notwithstanding the foregoing, Executive and the Company agree to cooperate with each other to structure the Reimbursement Bonus to be tax efficient for each of the Company and Executive and minimize its cost to the Company and to the Executive, including by approaching the Executive’s current employer to accept repayment of the net amount of the Executive’s obligation and to adjust Executive’s 2020 income accordingly.

Signing Bonus: $1,000,000, payable to executive in two equal payments of $500,000. The initial payment of $500,000 would be made to Executive on the Company’s next payroll period following the Effective Date and the second and final payment of $500,000 would be made to executive on the next payroll period following the first anniversary of the Effective Date. The Signing Bonus will be subject to repayment if Executive is terminated for Cause or resigns without Good Reason on or prior to the first anniversary of the Effective Date.

Initial Equity Award: The Company will grant Executive an initial option award to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price equal to the shares’ fair market value on the grant date (expected to be approximately $15.87 per 409A valuation). The options will vest 25% on the first anniversary of the Effective Date and then in equal monthly installments over the next three years.

In addition, the Company will grant Executive a restricted stock unit award to receive 1,000,000 shares of the Company’s Common Stock. The RSU’s will vest 25% on each of the first four anniversaries of the Effective Date.

Additional Equity Awards:  Executive will be eligible for annual equity awards subject to such time and performance vesting as determined by the Compensation Committee at the time of such grant. For the 2021 performance year, Executive will receive an award with a fair market value of $2,300,000 on the grant date, 50% in the form of stock options and 50% in the form of restricted stock units, which will vest over three years pursuant to the time-based and performance criteria determined by the Compensation Committee. Vesting criteria for future awards: (i) performance vesting not to exceed 50% of the value of any annual equity award and (ii) time based and performance-based vesting not to differ materially from performance measures applied to rest of management team.

Employee Benefits: Executive will be eligible to participate in plans and perquisites sponsored by the Company. The Company acknowledges that Executive will manage his vacation in accordance with the Company’s flexible vacation policy (and the Executive’s use of annual vacation time of six weeks or less will not be deemed a breach of his duties to the Company). The Company will reimburse Executive for reasonable, customary relocation expenses and legal fees related to negotiation of these employment terms. Perquisites to include (i) annual reimbursement to Executive for all reasonable expenses related to the preparation and finalization of Executive’s tax returns for the 2020 and 2021 tax years, and (ii) an allowance in 2021 of $20,000 for expenses related to estate planning.

Business Travel: At all times during the Term, Executive is authorized to conduct all business-related travel in Business Class accommodations.

Termination:

Executive’s employment may be terminated:

•      By the Company because of Executive’s death.

•      By the Company because Executive is Disabled. Disabled means that Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 calendar days within any rolling 12-month period (whether or not consecutive) or is eligible for benefits under a long-term disability plan sponsored by the Company.

•      By the Company for Cause. Cause means: (i) willful misconduct or gross negligence in the performance of Executive’s duties as Chief Executive Officer; (ii) refusal to follow the lawful directions of the Board; (iii) breach of a fiduciary duty owed to the Company or its shareholders; (iv) fraud, embezzlement or other material dishonesty with respect to the Company; (v) violation of applicable federal, state or local law or regulation governing the Company’s business; (vi) commission, conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony; (vii) habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that Executive is properly taking under a current prescription), (viii) misappropriation (or attempted misappropriation) by Executive of any material assets or business opportunities of the Company or any of its subsidiaries or affiliates; (ix) a material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Executive’s employment, including policies and rules prohibiting discrimination or harassment; or (x) a material breach of this Agreement, the Non-Competition, Confidentiality and Intellectual Property Agreement or any other written agreement between the Company or one of its subsidiaries and Executive, provided that Executive will have 30 days after notice from the Board to cure a failure or a breach under (ix) or (x), if curable.

•      By the Company without Cause.

•      By Executive with Good Reason. Good Reason means: means the occurrence of any of the following events without Executive’s consent; provided, that any resignation by Executive due to any of the following conditions will only be deemed for Good Reason if: (i) Executive gives the Board written notice of the intent to terminate for Good Reason within 30 days following the first occurrence of the event that Executive believes constitutes Good Reason; (ii) the Company fails to cure, if curable, such event within 30 days following receipt of Executive’s written notice; and (iii) Executive actually resigns his employment within 60 days after delivering his notice to the Board: (a) a material reduction of Executive’s Base Salary as in effect immediately prior to the reduction; (b) a material reduction by the Company of Executive’s Target Annual Bonus as in effect immediately prior to the reduction, provided a compensation plan change that affects similarly all employees at similar levels will not constitute Good Reason; (c) a material reduction in Executive’s authority, duties or responsibilities, provided however, following a Change in Control Event, a change in job title or reporting relationship without a reduction in Executive’s base salary or annual bonus target will not constitute Good Reason; (d) relocation of the offices at which Executive is required to work to a location that would increase Executive’s one-way commute by more than 50 miles; or (e) failure of Executive to be re-elected to Board of the Company for any period during the Term.

•      By Executive without Good Reason.

Compensation Upon Termination:

• If the Company terminates Executive’s employment because of his death, because he is Disabled, or for Cause, or Executive resigns without Good Reason, Executive will receive:

o     accrued and unpaid Base Salary;

o     any earned, but unpaid annual bonus; and

o     un-reimbursed expenses (the “Accrued Obligations”)

o     only in the event of termination because of Executive’s death or because he is Disabled, such additional amount of initial sign-on restricted stock and option grants that represents no less than 50% of the initial grant amounts.

• If, other than during a Change in Control Period:

(i)     the Company terminates Executive’s employment without Cause; or

(ii)     Executive resigns with Good Reason;

Executive will receive:

o     the Accrued Obligations;

o     Severance equal to 12 months Base Salary and Target Bonus, paid as continued salary over 12 months;

o     Payment of an amount equal to COBRA premiums for 12 months; and

o     12 months additional vesting of outstanding time-based vesting equity awards.

o     100% accelerated vesting for the initial sign-on restricted stock unit award of 1,000,000 shares of the Company’s Common Stock.

• If, during a Change in Control Period, the Company terminates Executive’s employment without Cause or if Executive resigns with Good Reason, Executive will receive:

o     the Accrued Obligations;

o     Severance equal to 2.0 times the sum of the Base Salary and Target Bonus, paid as continued salary over 24 months;

o     Payment of an amount equal to COBRA premiums for 24 months; and

o     100% accelerated vesting for all outstanding equity awards with time-based vesting.

o     If Executive’s termination is effective during a Change in Control Period, but prior to the closing of the Change in Control Event, any outstanding equity awards with performance-based vesting will remain eligible to vest in connection with the closing of the Change in Control.

The “Change in Control Period” is the period commencing on the date beginning 90 days prior to the public announcement of a Change in Control Event and ending on the two year anniversary of the consummation of a Change in Control Event.

A “Change in Control Event” means the occurrence of any of the following:

•     any person or group of persons (other than the Company or its affiliates) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”) (but excluding any bona fide financing event in which securities are acquired directly from the Company); or

•     the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (i) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or (ii) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•     the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof;

provided that in each case, a transaction will not be deemed a Change in Control unless (x) the transaction qualifies as a change in control within the meaning of Code Section 409A, and (y) following the conclusion of the transaction or series of integrated transactions, the holders of the Company’s Series A Preferred Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

All severance benefits will be conditioned on Executive signing a general release of claims in the form to be attached to the definitive employment agreement.

Post-Employment Restrictions:	Executive will be subject to a Company-standard Non-Competition, Confidentiality and Intellectual Property Agreement, which includes covenants to protect confidential information and to assign intellectual property to the Company, a one year post-employment covenant not to compete with the Company in the United States in the field of ultrasound technologies, devices and applications, a two year post-employment covenant not to solicit or service the Company’s customers or prospective customers to or for a competing business, and a two year post-employment covenant not to solicit or hire the Company’s employees or contractors.

Miscellaneous:

Indemnification: The Company will continue to indemnify Executive as provided under Executive’s existing indemnification agreement with the Company.

Disputes: Disputes will be subject to arbitration before JAMS, provided that disputes under the Non-Competition, Confidentiality and Intellectual Property Agreement will be subject to enforcement in the courts.

Governing Law: New York

Executed as of January 23, 2021

BUTTERFLY NETWORK, INC.		TODD FRUCHTERMAN

By:	/s/ Jonathan M. Rothberg	/s/ Todd Fruchterman
Name:	Jonathan M. Rothberg
Title:	Chairman of the Board